EXHIBIT 4.19

FORM OF

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of March 28, 2022 (“Effective Date”), by and among Bit Digital, Inc., a corporation organized under the laws of the Cayman Islands (the “Company”) and each of the signatories to this Agreement (the “Seller”). The Company and Seller is sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

1. The Seller is the record holders and beneficial owners of all of the computing servers.

2. The Company wishes to purchase the Computing Servers (as set forth on Schedule II attached hereto).

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree as follows:

ARTICLE I

INTERPRETATION

1.1 Defined Terms

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the indicated meanings and grammatical variations of such words and terms will have corresponding meanings:

“Business” means the collection and provision of big spatial-temporal data, network graphic image technology and related services conducted by the Company immediately prior to the date hereof;

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by law to be closed for business;

“Closing” means the completion of the transactions contemplated by this Agreement. The Closing shall take place at the offices of Davidoff Hutcher & Citron LLP, with offices at 605 Third Ave，34th Floor, New York, NY 10158, on the third (3rd) Business Day after all the closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Company and the Seller may agree.

“Closing Date” means the date and time at which the Closing is actually held;

“Environmental Laws” means any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of Persons or property to Hazardous Substances, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Substances or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the Release, threatened Release, or accidental Release into the environment, the workplace or other areas of Hazardous Substances, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Substances; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Hazardous Substances; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other Persons;

“Environmental Permits” includes all orders, permits, certificates, approvals, consents, registrations, licenses and other authorization of any kind or nature, issued by any authority of competent jurisdiction under Environmental Laws;

“Excluded Registration” means (i) a registration relating to the sale of securities to employees of WFOE or a subsidiary pursuant to a stock option, stock purchase, or similar equity incentive plan; (ii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Ordinary Shares; or (iii) any resale registration statement where the placement agent, underwriter or Selling Shareholders object to the inclusion of the Seller’s Ordinary Shares.

“Financial Statements” means, collectively, the Prior Year-End Financial Statements and the Interim Financial Statements;

“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction;

“Hazardous Substance” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings;

“Indebtedness” mean (a) any indebtedness or other obligation for borrowed money of the Company, excluding Current Liabilities, (b) payment obligations of the Company for the deferred purchase price for purchases of property outside the Ordinary Course of Business arising in connection with transactions occurring prior to the Closing which are not evidenced by trade payables, (c) payment obligations of the Company under capital leases to which the Company is a party, (d) any off-balance sheet financing of the Company (including any obligation under swap transactions), (e) the aggregate amount of any unfunded or underfunded obligations under any pension, savings, profit sharing or other employee benefit arrangements maintained by the Company; and (f) any unpaid interest, prepayment premiums or penalties accrued or owing on any such indebtedness;

“Intellectual Property” means any intellectual property used in or relating to the Company or the Business, including but not limited to, any invention, patent, trademark, trade name, domain name or other indicia of source, copyright, confidential information, trade secret, whether or not registered, licenses (software or otherwise) and any right to apply for registration of any intellectual property;

“Laws and Regulations” means federal, state, local and foreign statutes, laws, ordinances, regulations, rules, codes, orders, constitutions, treaties, principles of common law, judgments, decrees or other requirements;

“Licenses” has the meaning ascribed thereto in Section 3.1(d)(ii);

“Material Adverse Change” means any change in the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, employee relations, concessions, rights, liabilities, whether contractual or otherwise, of the Company which is materially adverse to the business or operations of the Company;

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount);

“Person” includes any individual, corporation, limited liability company, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization;

“Prior Year-End Financial Statements” means the internally-prepared statement of assets, liabilities and owners’ equity of the Company and the internally-prepared statement income and expense of the Company for the fiscal year ended December 31, 2021 and, in all cases, the notes thereto, in the form provided to Seller;

“Real Property” means the leasehold interests in real property of the Company;

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable;

“Release” means any release, effluent, spill, leak, emission, discharge, leach, dumping, deposit, dispersal, migration, escape or other disposal which is occurring or has occurred or been made in contravention of any Environmental Laws;

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than fifty percent (50%) of the voting power of all shares or other ownership interests of such entity or (b) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of shares or other ownership interests upon a liquidation or dissolution of such entity;

“Tax” or “Taxes” mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by any Governmental Entity, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, whether disputed or not;

“Tax Returns” includes all returns, reports, claims for refund, information returns, declarations, designations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form), including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed under applicable Laws and Regulations in respect of Taxes;

“Third Party” means any Person other than the Parties;

1.2 Schedules

The Schedules that are attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof.

1.3 Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are stated in lawful currency of the United States of America.

1.4 Choice of Law

All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

1.5 Interpretation Not Affected by Headings or Party Drafting

The division of this Agreement into articles, sections, paragraphs, subparagraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and the Schedules and Exhibits hereto and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. The term “including” shall mean including without limitation. The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.

1.6 Number and Gender

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a) words in the singular number include the plural and such words will be construed as if the plural had been used;

(b) words in the plural include the singular and such words will be construed as if the singular had been used; and

(c) words importing the use of any gender include all genders where the context or Party referred to so requires, and the rest of the affected sentence will be construed as if the necessary grammatical and terminological changes had been made.

1.7 Knowledge

Where any representation or warranty contained in this Agreement or any agreement delivered pursuant to this Agreement is expressly qualified by reference to the “Knowledge” of a Party, such qualification shall be deemed to refer to the actual knowledge of such Party and the knowledge such Party would have if it had conducted a reasonable inquiry into the relevant subject matter; provided, with respect to Seller and the Company, the phrase “to the Knowledge of the Company” shall be deemed to mean the knowledge of Seller.

1.8 Time of Essence

Time shall be of the essence of this Agreement.

ARTICLE II

PURCHASE AND SALE; CLOSING PROCEEDS

2.1 Purchase and Sale

(a) At the closing, the Company shall deliver to the Seller [     ] ordinary shares of the Company, par value $.01, (“Ordinary Shares”) with the value of US$[     ] million (the “Company’s Shares”). At the closing, the Seller shall deliver to the Company such Computing Servers (the “Computing Servers”) set forth on Schedule II attached hereto.

(b) Notwithstanding Section 2.1(a), promptly after receiving all consents from NASDAQ that may be, as determined by the Company in its sole discretion, as advisable or necessary in connection with the new share issuance by the Company contemplated hereby (the “Required Approvals”), the Company shall deliver to the Seller the Company’s Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties by the Seller and the Company

Seller and the Company, jointly and severally (except where specifically indicated herein), represent and warrant to Company, as of the date hereof, the matters set forth in this Section 3.1, in connection with the completion of the transactions contemplated by this Agreement.

(a) Good Condition. The Computing Servers are in good condition.

(b) Consents and Regulatory Approvals.

(i) No material consent, approval, waiver, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or Governmental Authorization from, any Governmental Entity is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

(ii) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Seller is a party or to which any of their properties or operations are subject, or result in the creation of any Encumbrances on the Ordinary Shares.

(c) Material Liabilities. Neither any Seller nor the Company has any material liabilities, obligations or commitments of the type required to be reflected on a balance sheet prepared in accordance with past accounting practices of the Company, except: (a) those that are reflected or reserved against in the Interim Financial Statements, and (b) those that have been incurred in the Ordinary Course of Business since the date of the Interim Statement of Assets, Liabilities and Owners’ Equity.

(d) Tax Matters. The Company has filed all foreign, national, municipal, provincial, local tax returns of any kind whatsoever, including its value-added tax (“VAT”) returns, required to be filed by the date hereof. Each of such tax returns reflects the taxes due for the period covered thereby and the Company has paid all such amounts. The Company has no liabilities with respect to the payment of any taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(e) [Reserved]

(f) Regulation S. Each Seller is a non-U.S. person (as such term is defined in Rule 902 of Regulation S promulgated under the Securities Act (“Regulation S”)) and is not acquiring the Ordinary Shares for the account or benefit of a U.S. person. No Seller will, within forty (40) days, if permitted, or otherwise within six (6) months of the date of the transfer of the Ordinary Shares to the Seller, (i) make any offers or sales of the Shares in the United States or to, or for the benefit of, a U.S. person (in each case, as defined in Regulation S) other than in accordance with Regulation S or another exemption from the registration requirements of the Securities Act, or (ii) engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act. Neither any Seller nor any of the Seller’s Affiliates or any Person acting on their behalf has engaged or will engage in directed selling efforts (within the meaning of Regulation S) with respect to the Ordinary Shares, and all such persons have complied and will comply with the offering restriction requirements of Regulation S in connection with the offering of the Ordinary Shares outside of the United States. No Seller nor any Person acting on any Seller’s behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Ordinary Shares. Seller agrees not to cause any advertisement of the Ordinary Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Ordinary Shares, except such advertisements that include the statements required by Regulation S, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws. Further, any such sale of the Ordinary Shares in any jurisdiction outside of the United States will be made in compliance with the securities laws of such jurisdiction. Seller will not offer to sell or sell the Ordinary Shares in any jurisdiction unless the applicable Seller obtains all required consents, if any.

(g) Foreign Investors. Seller represents that they have satisfied themselves as to the full observance by Seller of the laws of the jurisdictions applicable to each Seller in connection with the purchase of the Ordinary Shares or the execution and delivery by each Seller of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Ordinary Shares, (ii) any foreign exchange restrictions applicable to the purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to any Seller’s purchase, holding, redemption, sale, or transfer of the Ordinary Shares. Each Seller’s receipt of, and continued beneficial ownership of, the Ordinary Shares will not violate any securities or other laws of any Seller’s jurisdiction applicable to such Seller.

(h) Experience of Seller. Each Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Ordinary Shares, and has so evaluated the merits and risks of such investment. Each Seller is able to bear the economic risk of an investment in the Ordinary Shares and, at the present time, is able to afford a complete loss of such investment.

(i) Access to Information. Each Seller acknowledges that it has had the opportunity to review the transaction documents and all reports and documents filed by the Company, or its predecessor, with the Securities and Exchange Commission, and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of Ordinary Shares and the merits and risks of investing in the Ordinary Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(j) No Registration. Seller understands that the Ordinary Shares have not been, and will not be, registered under the Securities Act or applicable securities laws of any state or country and therefore the Ordinary Shares cannot be sold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable state securities laws or exemptions from such registration requirements are available. Except as described in Section 4.2 herein, the Company shall be under no obligation to register the Ordinary Shares under the Securities Act and applicable state securities laws, and any such registration shall be in the Company’s sole discretion.

(k) No General Solicitation. Seller is not receiving the Ordinary Shares as a result of any advertisement, article, notice or other communication regarding the Ordinary Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(l) Disclosure. No representation or warranty contained in this Section 3.1, and no statement contained in any certificate, list, summary or other disclosure document provided or to be provided to the Company pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

(m) Copies of Documents. Complete and correct copies (including all amendments) of all contracts and other documents required to be provided to the Company under the terms of this Agreement have been delivered to the Company.

3.2 Representations and Warranties by the Company

(a) The Company represents and warrants that as of the date hereof:

(i) Valid Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands, with all requisite corporate power and authority to and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its business as now conducted.

(ii) Authority and Binding Obligation. The Company has all requisite power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and all other agreements contemplated hereby to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws and Regulations affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(iii) Contractual and Regulatory Approvals. Except for in connection with the issuance of the Ordinary Shares, the Company is not under any obligation, contractual or otherwise, to request or obtain the consent of any Person, and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any Governmental Entity are required to be obtained by the Company in connection with the execution, delivery or performance of this Agreement or the completion of any of the transactions contemplated herein.

(iv) Compliance with Organizational Documents. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Company and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under any term or provision of the Organizational Documents of the Company.

(v) No Proceedings. There are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Company or others) pending or to the Knowledge of the Company, threatened, by or against the Company that relate to the completion of the transaction contemplated by this Agreement, before or by any court or any Governmental Entity.

(vi) Broker’s Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(b) The Company represents and warrants to the Seller that, as of the date hereof, the Ordinary Shares, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, free of all preemptive rights, and no further consents of any Person shall be required in connection with the issuance thereof.

ARTICLE IV

COVENANTS

4.1 Covenants by Seller and the Company

4.2 Registration Rights.

If the Company proposes to register its Ordinary Shares under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration) or a resale of certain of such securities by the Company’s stockholders, the Company shall, at such time, promptly give each Seller notice of such registration. Upon the request of each Seller given within ten (10) days after such notice is given by the Company, the Company shall cause to be registered all of the Ordinary Shares that each such Seller beneficially holds and has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it before the effective date of such registration, whether or not any Seller has elected to include Ordinary Shares in such registration. The expenses of such withdrawn registration shall be borne by the Company.

4.3 Consents

The Parties shall cooperate with each other and proceed, as promptly as is reasonably practicable, to make any filings (and comply with associated requests for information) and to obtain any necessary consents and approvals from government bodies, regulators, lenders, landlords and other Third Parties, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the transactions contemplated hereby.

ARTICLE V

CLOSING

5.1 Closing Arrangements

Subject to the terms and conditions hereof, the Closing shall take place at on the date hereof by the electronic exchange of documents, or at such other place or places as may be mutually agreed upon by all of the Parties.

5.2 Documents to be Delivered

At or before the Closing, Seller and the Company, as applicable, shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Company, all agreements, instruments, notices, certificates and other documents, or counterpart signatures thereof, which are required to be delivered by Seller and the Company, as applicable, pursuant to the provisions of this Agreement, and the Company shall execute, or cause to be executed, and shall deliver, or cause to be delivered to Seller all directions and all agreements, instruments, notices, certificates and other documents, or counterpart signatures thereof, which the Company is required to deliver or cause to be delivered pursuant to the provisions of this Agreement, including the following:

(a) Documents to be delivered by Seller and the Company:

(i) this Agreement, duly executed by Seller and the Company;

(ii) certified copies of all necessary Company and Seller resolutions, authorizations and proceedings of the directors, shareholders, members or managers of the Company or Seller that are required to be taken or obtained to permit the due and valid transfer of the Company Shares to the Seller to authorize the execution, delivery and performance of this Agreement and completion of such other transactions contemplated herein;

(iii) evidence of discharge of all Encumbrances (or arrangements satisfactory to the Company thereof); and

(iv) all such other documents and instruments that are incidental to the foregoing as the Company may reasonably require.

(b) Documents to be delivered or cause to be delivered by the Company:

(i) this Agreement, duly executed by the Company;

(ii) Board of Directors’ approval for the execution of and performance under this Agreement; and

(iii) all such other documents and instruments that Seller may reasonably require in connection with the transactions contemplated hereby.

ARTICLE VI

GENERAL PROVISIONS

6.1 Further Assurances

Each of the Seller and the Company hereby covenant and agree that, at any time and from time to time after the Closing Date, such Party will, upon the request of any other Party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the better carrying out and performance of all the terms of this Agreement.

6.2 Remedies Cumulative

Except as otherwise provided in Article VII, the rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

6.3 Notices

(a) Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any Party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

(i) delivered via courier to such Party; or

(ii) sent to the Party entitled to receive it by mail, postage prepaid; or (iii) delivered via email to such Party.

(b) Notices shall be sent to the following addresses:

Seller:

Company: Bit Digital, Inc., 33 Irving Place, New York, New York 10003

With a copy (for informational purposes only) to the Company’s Counsel:

Davidoff Hutcher & Citron LLP
605 Third Avenue, 34th Floor
New York, New York 10158
Attention: Elliot H. Lutzker, Esq.
Email: ehl@dhclegal.com

or to such other address as the Party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this Section 8.3(b), have communicated to the Party giving or sending or delivering such notice, designation, communication, request, demand or other document.

If delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery; and

If sent by mail as aforesaid, be deemed to have been given, sent, delivered and received on the fifth (5th) Business Day following the date of mailing.

6.4 Counterparts

This Agreement may be executed in a number of counterparts; all of which when taken together shall be considered on and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to each other Party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.5 Expenses of Parties

Except as otherwise expressly provided herein, the Parties hereto shall pay their own respective expenses incident to the preparation of this Agreement and to the consummation of the transactions provided for herein.

6.6 Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, as the case may be. Notwithstanding the foregoing, however, this Agreement may not be assigned by Seller, and may not be assigned by the Company except to another entity under common control with the Company upon prior written notice to Seller. Nothing herein, express or implied, is intended to confer upon any Person, other than the Parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.7 Entire Agreement

This Agreement, attached Exhibits, together with any confidentiality agreement entered into in respect of the Company prior to the date of this Agreement, constitute the entire agreement between the Parties hereto and, except as otherwise stipulated herein, supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings,

6.8 Survival

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall survive the Closing and shall continue in full force and effect. Closing shall not prejudice any right of one Party against the other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

6.9 Additional Remedies

Each of the Parties hereto acknowledges and understands that non-performance or threatened non-performance of the covenants contained herein may not be compensable in damages. Accordingly, each of the Parties agrees and accepts that any adverse Party may, in addition to any other remedy for relief, enforce the performance of any covenant of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damages to such Party or notwithstanding that damages may be readily quantifiable and each of the Parties agrees not to plead sufficiency of damages as a defense in any proceeding for such injunctive relief brought by the other Party.

6.10 Severability

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified

6.11 Waiver

Any Party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing; provided, however, that such waiver shall be evidenced by written instrument duly executed on behalf of such Party.

6.12 Submission to Jurisdiction

Any action, suit or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in any state or federal courts located in New York, New York, and each of the Parties consents to the exclusive jurisdiction of such courts in any such action, suit or proceeding and waives any objection to venue laid therein. Each of the Parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with this Agreement does not constitute good and sufficient service of process.

6.13 Amendments

Any provision of this Agreement may be amended, if and only if, such amendment is written and signed by each Party to this Agreement. Neither any failure nor any delay on the part of any Party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any rights of such Party, unless such waiver is made by a writing executed by the Party and delivered to the other parties hereto, nor shall a single or partial exercise of any right preclude any other right, power or privilege accorded to any Party hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

The Company:

Bit Digital, Inc.

By:
	Name:	Erke Huang
Title:		Chief Financial Officer

Signature Page of the Seller

IN WITNESS WHEREOF, the Seller has caused this Agreement to be duly executed individually or by its authorized officer or member as of the date first above written.

The Seller:

By:
Name:

Unit type:
Number of units:
Hash rate per unit:*	(+/-___%) TH/s
Power usage per unit:*	(+/-___%) KW/TH
Total Sale Price:
Number of Shares Issued ($ [ ] divided by):

Address and Contacts of Seller

Telephone:
Fax:
Email:

*The “hash rate per unit” and “power usage per unit” values (i) are estimates included for reference purposes only, (ii) do not constitute a service level, guarantee, or other obligation, (iii) may vary significantly from time to time and from the estimated values, and (iv) have no impact on pricing or amounts owed under the Agreement.

Exhibit B

List of Sellers

No.	Shares	Name	Address
1
2
3
4
5
Total:

Schedule II

COMPUTING SERVERS of Sellers

No.	Unite Type	Number of Units	Hash Rate per Unit (+/- 5%) TH/s	Efficiency per Unit (+/- 5%) KW/TH	Name	Address
1
2
3
4
5